May 26, 2022

Cantor Select Portfolios Trust

110 E. 59th Street

New York, NY 10022

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 the Registration Statement of Cantor Select Portfolios Trust on Form N-14 (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 2 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Very truly yours,

/s/ Greenberg Traurig LLP

Greenberg Traurig LLP

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200 ■ Dallas, TX ■ Tel 214.665.3685